AMENDMENT TO SHAREHOLDER SERVICING AGREEMENT

                  THIS AMENDMENT TO SHAREHOLDER SERVICING AGREEMENT is made as of April 17, 2003, by and between NEW JERSEY DAILY MUNICIPAL INCOME FUND, INC., a Maryland corporation (the "Fund"), on behalf of the J.P. Morgan Select Class of Shares, and REICH & TANG DISTRIBUTORS, INC., who serves as shareholder servicing agent for the Fund's J.P. Morgan Select Class of Shares, shall be as follows:

                   The name Chase Vista Select Class of Shares has been changed to J. P. Morgan Select Class of Shares. Accordingly, all references to Chase Vista Select Class of Shares in the Shareholder Servicing Agreement should be replaced with J. P. Morgan Select Class of Shares.


                  The Shareholder Servicing Agreement, as expressly amended hereby, shall continue in full force and effect.


                  IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO SHAREHOLDER SERVICING AGREEMENT as of the day and year first above written.


                                             NEW JERSEY DAILY MUNICIPAL INCOME
                                             FUND, INC.



                                             By:    /s/Rosanne Holtzer
                                             Name:  Rosanne Holtzer
                                             Title: Secretary


                                             REICH & TANG DISTRIBUTORS, INC.



                                             By:    /s/Richard De Sanctis
                                             Name:  Richard De Sanctis
                                             Title: Executive V.P. and Chief
                                                    Financial Officer